SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 2, 2000

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release reporting financial results for the three and nine months ended September 30, 2000.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated November 2, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: November 2, 2000	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts	Investor Relations Contacts	Media Contact
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.	The Dilenschneider Group
Stephen N. Joffe, Chairman & CEO	Bruce Voss (Bruce@lhai.com)	Joel Pomerantz
Alan Buckey, CFO	Zachary Bryant (Zachary@lhai.com)	(212) 922-0900
(513) 792-9292	(310) 575-4848
www.lca-vision.como	www.lhai.com
www.lasikplus.com

FOR IMMEDIATE RELEASE

LCA-VISION REPORTS THIRD QUARTER FINANCIAL RESULTS

-Contribution Margin Remains Strong at 78.3%-

CINCINNATI (November 2, 2000) - LCA-Vision Inc. (Nasdaq: LCAV) (Easdaq: LCAV), a leading provider of laser vision correction services across the U.S., today reported financial results for the three and nine months ended September 30, 2000.

Laser vision correction revenues for the third quarter of 2000 rose 4.8% to $15,590,000, compared with $14,882,000 in the third quarter of 1999, and were up 3.9% compared with $15,004,000 in the second quarter of 2000.

Average price realization per procedure was $954 in the third quarter of 2000, compared with $1,080 in the second quarter of 2000, and contribution margin remained strong at 78.3%, compared with 78.5% in the second quarter of 2000. Contribution margin is calculated by deducting medical, professional and license fees from laser refractive surgery revenues.

LCA-Vision narrowed its third quarter net loss to $201,000, or $0.00 per basic and diluted share, compared with a net loss of $668,000, or $0.01 per share basic and diluted share in the second quarter. A year ago, LCA-Vision third quarter net income was $1,411,000, or $0.03 per basic and diluted share.

Net loss for the nine months ended September 30, 2000 was $807,000, or $0.02 per basic and diluted share, compared with net income of $5,388,000, or $0.12 per basic and $0.11 per diluted share, in the comparable period last year. Laser vision correction revenues for the first nine months of 2000 were $48,745,000, up 14.4% over $42,617,000 for the first nine months of 1999.

"We have added 13 new LasikPlus value-priced laser vision correction centers so far this year, bringing our total number of U.S. centers to 33," said Stephen Joffe, chairman and chief executive officer of LCA-Vision. "The benefit of opening centers in existing markets was demonstrated in the third quarter as marketing expenditures decreased to $2.8 million, from $4.1 million in the second quarter. We expect marketing and advertising in the fourth quarter to be flat sequentially with the third quarter bringing the annual marketing expenditures to approximately $14 million, which is below the previously announced range of $15-20 million."

-continued-

Joffe went on to say, "Despite continued intense competitive pricing in most markets we serve, we have been able to maintain our contribution margin near an all-time high at 78.3%. Our consumer-driven, tiered pricing model provides flexibility for LCA-Vision to compete at all pricing levels and to grow market share, while providing the consumer a choice of lasers and a menu of additional services."

"Clearly, procedure pricing remains the industry's highest concern. We are frequently asked when pricing in our industry will stabilize. If this were baseball, I would say we are in the fifth or sixth inning of the price war," Joffe commented. "Early in the second quarter of this year, we made a commitment not to allow thinly capitalized foreign competition to enter our markets and establish stronghold positions at our expense. We have positioned the Company to grow market share, generate positive cash flow and achieve an operating profit, despite the current brutal pricing environment. We are making excellent progress towards these objectives."

Through the end of October, under the previously announced share buyback program, the Company has purchased a total of 2.2 million shares of common stock at an average price of $2.77.

LCA-Vision has scheduled an investor conference call regarding this announcement to be held today beginning at 10:00 a.m. Eastern Time. Individual investors are invited to listen to the conference call over the Internet through Vcall, a service of the Investor Broadcast Network, at www.vcall.com. To listen to the live call, please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay will begin shortly after the call has ended and will be available for 90 days.

LCA-Vision currently owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., plus two centers in Canada and one in Europe. In addition to these centers, LCA-Vision has licensed its business model to Japan's Rei Corporation, which to date has opened one LasikPlus center in Tokyo.

LCA-Vision also manages the National LASIK Network provider group for individuals covered by Cole Managed Vision, a leading provider of vision care benefits. Cole Managed Vision, a unit of Cole National Corporation (NYSE: CNJ), develops, markets and administers group vision benefit programs for employers, health plans, trust funds and associations nationwide covering more than 50 million lives. Cole National, including its Pearle franchisees, has more than 2,000 optical locations in the United States, Canada, Puerto Rico and the Virgin Islands.

For additional information, please visit the Company's Web sites at www.lca-vision.com and www.lasikplus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Operations
for the Three and Nine Months Ended September 30, 2000 and 1999
(Unaudited)

Dollars in thousands except per-share data
Three months ended September 30,	Nine months ended September 30,
Revenues	2000 -------------	1999 -------------	2000 -------------	1999 -------------
Laser refractive surgery	$15,590	$14,882	$48,745	$42,617
Other	68 -------------	91 -------------	194 -------------	953 -------------
Total revenues	15,658	14,973	48,939	43,570

Operating costs and expenses
Medical professional and license fees	3,379	6,434	12,456	18,635
Direct costs of service	5,565	3,108	15,725	8,396
General and administrative expenses	3,841	2,519	10,883	7,304
Marketing and advertising	2,808	1,162	11,076	2,600
Depreciation	1,036	775	2,657	2,211
Restructuring accrual	- -------------	- -------------	- -------------	(150) -------------
Operating income (loss)	(971)	975	(3,858)	4,574

Equity in earnings (loss) from unconsolidated businesses	15	(153)	24	264
Minority equity interest	(22)	-	(16)	-
Interest (expense)	(10)	(25)	(50)	(145)
Interest income	648	632	2,044	908
Other income (expense)	37 -------------	4 -------------	585 -------------	(55) -------------
Income (loss) before taxes on income	(303)	1,433	(1,271)	5,546

Income tax expense (benefit)	(102) -------------	10 -------------	(464) -------------	18 -------------

Net income (loss)	(201)	1,423	(807)	5,528

Preferred stock dividends	-	12	-	140

Income (loss) applicable to common stock	$(201) ========	$1,411 ========	$(807) ========	$5,388 ========
Income per common share
Basic	$0.00	$0.03	$(0.02)	$0.12
Diluted	$0.00	$0.03	$(0.02)	$0.11

Weighted average shares outstanding
Basic	50,921	51,227	51,559	46,819
Diluted	50,921	54,389	51,559	50,104
LCA-Vision Inc.
Condensed Consolidated Balance Sheets
September 30, 2000 and December 31, 1999
Dollars in Thousands
(Unaudited)

	September 30, 2000	December 31, 1999
Assets
Current assets
Cash and cash equivalents	$24,876	$11,891
Short-term investments	14,528	37,299
Accounts receivable, net	1,121	1,971
Deferred tax asset	631	631
Pre-paid expenses, inventory and other	1,954 ----------------	1,984 ----------------
Total current assets	43,110	53,776

Property and equipment, net	15,788	9,726
Goodwill, net	790	902
Deferred tax asset	13,162	12,950
Obligations due from shareholders	708	708
Investment in unconsolidated business	271	254
Other assets	2,242 ----------------	6,974 ----------------
Total assets	$76,071 =========	$85,290 =========
Liabilities and shareholders' investment
Current liabilities
Accounts payable	$3,945	$2,458
Accrued liabilities and taxes	1,431	1,821
Debt maturing in one year	301 ----------------	676 ----------------
Total current liabilities	5,677	4,955

Long-term debt	94	250
Minority equity interest	34	40
Commitments and contingencies	-	-

Shareholders' investment
Preferred stock	-	-
Common stock ($0.001 par value; 52,086,866 shares
and 51,513,989 shares issued)	111	111
Contributed capital	89,572	88,348
Warrants	2,105	6,362
Notes receivable from shareholders	(906)	-
Common stock in treasury, at cost (1,790,373 shares	(5,034)	(30)
and 10,909 shares)
Accumulated deficit	(15,585)	(14,771)
Foreign currency translation adjustment	3 ----------------	25 ----------------
Total shareholders' investment	70,266 ----------------	80,045 ----------------
Total liabilities and shareholders' investment	$76,071 ==========	$85,290 ==========